UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 240.14a-12

DANKA BUSINESS SYSTEMS PLC

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

November 20, 2006

To holders of ordinary shares, convertible participating shares and American Depositary Shares of Danka Business Systems PLC and, for informational purposes only, to holders of options to acquire ordinary shares and holders of options to acquire American Depositary Shares.

Dear Fellow Shareholder:

You are cordially invited to attend our 2006 Annual General Meeting. The meeting will be held on Tuesday, December 19, 2006 at 2 p.m. (London time) at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS. The notice of Annual General Meeting and the proxy statement on the following pages describe the formal business of the meeting, which includes resolutions proposing: (1), (2) and (3) re-election of Directors; (4) re-appointment of auditors; and (5) approval of the Directors’ Remuneration Report for the year ended 31st March, 2005. We will also report on Danka’s progress and comment on matters of current interest.

Your Directors believe that the resolutions to be proposed at the meeting are in the best interests of Danka and its shareholders and unanimously recommend that shareholders vote in favor of all of the resolutions. You will notice that these proxy materials are very comprehensive because we must comply with securities law requirements in both the United Kingdom and the United States.

It is important that holders of our ordinary shares and our convertible participating shares be represented at the meeting. We ask that ordinary shareholders promptly sign, date and return the enclosed white proxy card to arrive at our registrars, Computershare Investor Services PLC, not later than 2 p.m. (London time) on December 15, 2006 even if you plan to attend the meeting. Convertible participating shareholders should promptly sign, date and return the enclosed pink proxy card to arrive at our registered office at the address set out above, not later than 2 p.m. (London time) on December 15, 2006 even if you plan to attend the meeting. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so. Ordinary shares represented by American Depositary Shares will be voted by The Bank of New York as depositary for our American Depositary Shares pursuant to instructions received from holders of American Depositary Shares. If you hold American Depositary Shares, we ask that you promptly sign, date and return the voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary. The voting instructional form must be returned to the depositary not later than 5:00 p.m. (Eastern Time) on December 12, 2006. If you hold American Depositary Shares, you cannot vote them at the meeting, nor may you grant a proxy to vote your shares other than by completing and returning the voting instructional form provided in your proxy materials.

Sincerely,

A.D. Frazier
Chairman

This proxy statement and related materials are being distributed on or about November 20, 2006.

DANKA BUSINESS SYSTEMS PLC

(Registered in England No. 1101386)

NOTICE OF ANNUAL GENERAL MEETING

Tuesday, December 19, 2006

Notice is hereby given that the 2006 Annual General Meeting (the “Meeting”) of Danka Business Systems PLC (the “Company”) will be held at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS, on Tuesday, December 19, 2006 at 2 p.m. (London time) for the following purposes:

Agenda

To consider and, if thought fit, approve the following ordinary resolutions:

1. THAT A.D. Frazier, who was appointed as a Director by the Board of Directors since the 2005 Annual General Meeting and whose appointment expires at the 2006 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

2. THAT Jaime W. Ellertson, whose term as a Director expires at the 2006 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

3. THAT J. Ernest Riddle, whose term as a Director expires at the 2006 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

4. THAT Ernst and Young LLP, Registered Auditors, be and are hereby re-appointed to serve as the Company’s Auditors until the conclusion of the 2007 Annual General Meeting, and that the Board of Directors of the Company, or a duly appointed Committee thereof, be and is hereby authorized to fix the Auditors’ remuneration.

Ordinary Business: To consider and, if thought fit, approve the following ordinary resolution:

5. THAT the Directors’ Remuneration Report for the year ended 31st March, 2006 be approved.

By order of the Board of Directors

Paul G. Dumond
Company Secretary

Registered office:

Masters House

107 Hammersmith Road

London W14 0QH

Dated: November 20, 2006

Shareholders should refer to the explanatory notes on pages 1 to 7 of the attached document which set out the reasons why the above resolutions are being proposed to shareholders and provide other important background information. Your attention is also drawn to the full text of the Directors’ Remuneration Report on pages 8 to 16 which sets out the Company’s policies in relation to Directors’ remuneration and details the individual Director’s remuneration in the year to 31st March 2006.

i

Notes:

1. Holders of ordinary shares and convertible participating shares of the Company and their duly appointed representatives are entitled to attend and vote at the meeting. Holders of ordinary shares and convertible participating shares of the Company are entitled to appoint one or more proxies to attend and, on a poll, to vote in their stead. A proxy need not be a member of the Company.

2. A white form of proxy for use by ordinary shareholders is enclosed which, to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or as a notarially certified copy thereof), to Computershare Investor Services PLC, PO Box 1075, Bristol BS99 3FA, so as to arrive not later than 48 hours before the time the meeting is to be held.

3. A pink form of proxy for use by holders of convertible participating shares is being circulated to those holders. To be effective such form of proxy must be completed and delivered together with the original power of attorney or authority, if any, under which it is properly signed (or a notarially certified copy thereof), to the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH so as to arrive not later than 48 hours before the time the meeting is to be held.

4. Pursuant to regulation 34 of the Uncertified Securities Regulations 1995, the Company has specified that, to be entitled to attend and vote at the meeting (and for the purpose of determining the number of votes they may cast) members must be entered on the Company’s register of members at 2 p.m. (London time) on December 15, 2006. Changes to entries on the relevant register of securities after 2 p.m. on December 15, 2006 will be disregarded in determining the rights of any person to attend or vote at the meeting.

5. Copies of the contracts of service of the Directors of the Company and a register of Directors’ interests kept by the Company are available for inspection at the registered office of the Company during normal working hours and will be available for inspection at the place of the meeting during the meeting and for at least fifteen (15) minutes prior to the meeting.

ii

iii

THIS PROXY STATEMENT IS FOR HOLDERS OF ORDINARY SHARES, CONVERTIBLE PARTICIPATING SHARES, HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTED BY AMERICAN DEPOSITARY RECEIPTS, AND, FOR INFORMATIONAL PURPOSES ONLY, HOLDERS OF OPTIONS TO ACQUIRE ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES OF DANKA BUSINESS SYSTEMS PLC. THIS PROXY STATEMENT CONTAINS INFORMATION REQUIRED UNDER REGULATION 14A UNDER THE SECURITIES EXCHANGE ACT OF 1934 OF THE UNITED STATES.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD IMMEDIATELY CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR/ATTORNEY, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER AUTHORIZED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 OF THE UNITED KINGDOM OR FROM ANOTHER APPROPRIATELY AUTHORIZED INDEPENDENT PROFESSIONAL ADVISOR IF YOU ARE NOT IN THE UNITED KINGDOM.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED YOUR ORDINARY SHARES, CONVERTIBLE PARTICIPATING SHARES OR AMERICAN DEPOSITARY SHARES, PLEASE SEND THIS DOCUMENT TOGETHER WITH THE ACCOMPANYING FORM OF PROXY TO THE PURCHASER OR TRANSFEREE OR TO THE STOCKBROKER, BANK OR OTHER AGENT THROUGH WHOM THE SALE OR TRANSFER WAS EFFECTED FOR TRANSMISSION TO THE PURCHASER OR TRANSFEREE.

DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

PROXY STATEMENT

INTRODUCTION

General

This proxy statement is furnished by the Board of Directors of Danka Business Systems PLC in connection with the solicitation of specific voting instructions from holders of Danka’s American Depositary Shares and proxies from Danka’s ordinary shareholders and convertible participating shareholders for voting at our 2006 Annual General Meeting. The meeting will be held at 2 p.m. (London time) on December 19, 2006 at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS, and at any adjournment of that meeting. The date on which this proxy statement and related materials is being first distributed to shareholders is on or about November 20, 2006.

As of November 1, 2006, 258,129,024 ordinary shares of 1.25 pence each were issued and outstanding, of which approximately ninety-one percent (91%) were held in the form of American Depositary Shares. Each American depositary share represents four ordinary shares. As of November 1, 2006, 355,020 6.50% senior convertible participating shares of $1.00 each were issued and outstanding. Each convertible participating shareholder is entitled to receive notice and attend shareholder meetings as if such person were an ordinary shareholder and is entitled to vote on all matters at such meetings on which ordinary shareholders are entitled to vote. The terms on which convertible participating shareholders vote at shareholder meetings are described below (see section headed “Voting Instructions/Ordinary Shareholders and Convertible Participating Shareholders”).

The cost of soliciting proxies and voting instructions will be borne by Danka. In addition to the use of the mails, proxies and voting instructions may be solicited personally or by telephone by our employees. We do not expect to pay any compensation for the solicitation of proxies or voting instructions, but may reimburse brokers, The Bank of New York, the depositary of our American Depositary Share program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their proxies and/or voting instructions.

In view of the large numbers of U.S. shareholders who own shares in the form of American Depositary Shares through the depository, The Bank of New York, voting on all resolutions proposed to the meeting is by proxy. These holders own approximately 91% of the Company’s share capital.

The annual report, prepared in accordance with International Financial Reporting Standards (“IFRS”), is not sent to United States shareholders. Instead, as required by U.S. securities laws, they receive an Annual Report filed on Form 10–K incorporating the annual report and accounts prepared under U.S. Generally Accepted Accounting Principles (“GAAP”). The U.K. annual report is only made available to them on request.

Because of this high level of U.S. ownership, no resolution is proposed for the approval of the annual report. The Company believes that it would not be appropriate to send a copy to and seek approval of the U.K. annual report from each holder of American Depositary Shares due to the U.S. holders’ unfamiliarity with U.K. accounts, the fact that it is not normal practice for shareholders of U.S. companies to approve annual reports, the potential confusion which would arise from U.S. shareholders receiving two annual reports and the considerable additional cost involved. Further, given the ownership of the Company’s shares, it would be inappropriate to seek approval of the U.K. annual report where individual U.S. holders of American Depositary Shares had not received a copy.

However, as required by United Kingdom companies legislation, our 2006 Annual Report and Accounts prepared in accordance with IFRS will be presented at the meeting and shareholders present at the meeting may ask any questions relating thereto. Additionally, our United Kingdom shareholders have received a copy of the 2006 Annual Report and Accounts in either the full or abbreviated formats, as they have so elected. United States shareholders have received our financial statements and information prepared in accordance with accounting principles that are generally accepted in the United States in their copy of our Annual Report for 2006 on Form 10-K. United States holders of American Depositary Shares who would like a copy of the 2006 Annual Report and Accounts prepared in accordance with IFRS should contact our registered office to request a copy. Copies of relevant contracts of service of our Directors and a register of Directors’ interests kept by Danka are available for inspection at our registered office during normal working hours and will be available for inspection at the place of the Annual General Meeting during the meeting and for at least fifteen (15) minutes prior to the meeting.

In this proxy statement, references to “Danka”, “Company”, “group”, “us”, “we” and “our” are to Danka Business Systems PLC, or to Danka Business Systems PLC and its directly and indirectly owned subsidiaries, as the context requires. References to “shareholders” are to holders of ordinary shares, holders of convertible participating shares and holders of American Depositary Shares. References to “pounds,” “pence” or “£” are to United Kingdom currency, and references to “U.S. dollars”, “dollars” or “$” are to United States currency. Amounts that have been paid in currency of the United States are generally denominated herein in United States currency, and amounts that have been paid in currency of the United Kingdom are generally denominated herein in United Kingdom currency. Merely for convenience of the reader, the pound equivalent of the dollar at the noon buying rate on November 1, 2006 was £1.00 = $1.9091. The noon buying rate is the exchange rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

Voting Instructions/Ordinary Shareholders and Convertible Participating Shareholders

Ordinary shareholders and convertible participating shareholders who are entitled to attend and vote at the Annual General Meeting may appoint a proxy to attend and, on a poll of such holders, to vote in their place. A proxy does not have to be an ordinary shareholder or a convertible participating shareholder.

Each ordinary shareholder and each convertible participating shareholder who is entitled to vote and who is present in person will have one (1) vote on a show of hands.

On each vote that is taken on a poll, each ordinary shareholder who is entitled to vote and who is present in person or by a proxy will have one (1) vote for each ordinary share owned.

On each vote that is taken on a poll, each convertible participating shareholder who is entitled to vote and who is present in person or by a proxy is entitled to exercise so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on the record date set for determining the persons entitled to vote at the Annual General Meeting (which is Wednesday, November 8, 2006). The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of August 15, 2006, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and the record date for the meeting that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), on November 8, 2006, the record date for determining the holders of ordinary shares and convertible participating shares entitled to vote at the Annual General Meeting, the conversion rate will be 326.420 ordinary shares per convertible participating share.

An ordinary resolution requires the affirmative vote of a majority of the votes cast at the Annual General Meeting. A special resolution requires an affirmative vote of at least seventy-five percent (75%) of the votes cast at the meeting.

A white form of proxy is enclosed for ordinary shareholders. To be effective, forms of proxy in respect of ordinary shares must be deposited with our registrars, Computershare Investor Services PLC, P.O. Box 1075, Bristol BS99 3FA England, at least forty-eight (48) hours before the time appointed for the holding of the Annual General Meeting.

A pink form of proxy is enclosed for convertible participating shareholders. To be effective, forms of proxy in respect of convertible participating shares must be deposited at our registered office, Masters House, 107 Hammersmith Road, London W14 0QH England, at least forty-eight (48) hours before the time appointed for the holding of the Annual General Meeting.

If proxies are signed and returned without voting instructions or (unless otherwise instructed) if matters other than those set out in this document are properly brought before the Annual General Meeting (including by means of amendment to any resolution), the ordinary shares or convertible participating shares represented by the proxies will be voted as the proxy deems fit. Abstentions and “broker non-votes” will not be counted. A “broker non-vote” is a vote that a broker holding shares of record for its customers (i.e. in a “street name”) is not permitted to cast under applicable regulations because the broker has not received clear voting instructions from its customer. Ordinary shares or convertible participating shares that are not voted by ordinary shareholders or convertible participating shareholders or brokers entitled to vote them, due to abstention or failure to cast a ballot in person or by returning a signed proxy, will not be considered in the final tabulation.

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by submitting a later-dated proxy or by delivering a signed revocation in no specifically required form to Computershare Investor Services PLC, for ordinary shareholders, and to the Company’s registered office, for holders of convertible participating shares, at least (forty-eight) 48 hours before the Annual General Meeting, or by attending the meeting in person and casting a ballot.

Voting Instructions/Holders of American Depositary Shares

Holders of American Depositary Shares should complete and return the voting instructional form provided to them in their proxy materials by the depositary in accordance with the terms provided thereon not later than 5:00 p.m. (Eastern Time) on December 12, 2006. The close of business on November 8, 2006, has been fixed as the record date for the determination of the holders of American Depositary Shares entitled to provide voting instructions to the depositary. If you hold American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares at the Annual General Meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American Depositary Shares will be voted at the meeting by the depositary pursuant to the voting instructional forms received from holders of American Depositary Shares.

You may revoke your voting instructions to the depositary at any time before 5:00 p.m. (Eastern Time) on December 12, 2006 by delivering a notice in writing to the depositary or granting a later-dated signed voting instruction form. You cannot cancel your voting instructions to the depositary by attending the Annual General Meeting or by granting a proxy to vote at the meeting for you.

For purposes of the remainder of this document, the term “vote” means either a vote by an ordinary shareholder or a convertible participating shareholder or instructions to the depositary by a holder of American Depositary Shares, unless the context requires otherwise.

Quorum

A quorum is necessary to hold a valid shareholder meeting. A quorum comprises at least three holders of record of ordinary shares and/or convertible participating shareholders present in person or by proxy at the meeting.

RESOLUTIONS

Resolutions 1 (Ordinary), 2 (Ordinary) and 3 (Ordinary): Re-Election of Directors

Biographies of the Directors seeking re-election are included on pages 17 and 19. The Nominations Committee has conducted a formal review of the performance of each of the Directors seeking re-election to the board, and has concluded that each Director has an experience set which is relevant to the Company’s operations and is effective in the role of non-executive Director.

Our Articles of Association provide that the term of any Director who has been appointed by our Board of Directors since our last Annual General Meeting expires at the subsequent Annual General Meeting. A.D. Frazier and Joseph E. Parzick, were appointed by our board since our last Annual General Meeting and, therefore, their terms expire at the meeting. Mr. Frazier is the Chairman of the Company’s Board of Directors.

Our Board of Directors recommends that Mr. Frazier, aged 62, be re-elected at the meeting to serve as a Director. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Resolution 1:

THAT A.D. Frazier, who was appointed as a Director by the Board of Directors since the 2005 Annual General Meeting and whose appointment expires at the 2006 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

Our Board of Directors has unanimously approved proposed Resolution 1 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Our Board of Directors recommends that Mr. Parzick, aged 51, be re-elected at the meeting to serve as a Director. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Our Articles of Association set the size of our Board of Directors at not less than two members. Our Board currently consists of nine Directors who serve pursuant to our Articles of Association. Two of our Directors are nominated by the holders of the convertible participating shares. These Directors are currently Christopher B. Harned and Joseph E. Parzick. Mr. Parzick is up for re-election to the Board at a special meeting of the holders of the convertible participating shares to be held immediately preceding the annual general meeting.

Under our Articles of Association, each Director is required to retire from office at the third Annual General Meeting after his appointment, or, if earlier, the Annual General Meeting which falls in the third calendar year after his appointment. Any Director must retire at the first Annual General Meeting which takes place after the Director reaches the age of 70 and annually thereafter.

In accordance with our Articles of Association two of our current Directors, Messrs. Jaime W. Ellertson and J. Ernest Riddle will retire by rotation at the Annual General Meeting.

Our Board of Directors recommends that Mr. Ellertson, aged 49, be re-elected at the meeting to serve as a Director. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Resolution 2:

THAT Jaime W. Ellertson, whose term as a Director expires at the 2006 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

Our Board of Directors has unanimously approved proposed Resolution 2 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Our Board of Directors recommends that Mr. Riddle, aged 64, be re-elected at the meeting to serve as a Director. Mr. Riddle, aged 64, is a member of the Company’s Audit Committee. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Resolution 3:

THAT J. Ernest Riddle, whose term as a Director expires at the 2006 Annual General Meeting, be and is hereby re-elected to serve as a Director of the Company in accordance with the Company’s Articles of Association.

Our Board of Directors has unanimously approved proposed Resolution 3 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

Resolution 4 (Ordinary): Re-appointment of Auditors

The Company’s shareholders are required at the meeting, pursuant to sections 384 and 385 of the United Kingdom Companies Act, to appoint auditors to serve until the conclusion of our next Annual General Meeting and to set the auditors’ remuneration.

The Board of Directors, upon recommendation of the Audit Committee, are proposing Ernst & Young LLP (“Ernst & Young”) be re-appointed to serve as the Company’s independent public accountants for the fiscal year ending March 31, 2007 and that our Board of Directors, or a duly appointed committee thereof, be authorized to fix the auditors’ remuneration.

Our Board of Directors recommends that Ernst & Young be appointed to serve as our auditors until the conclusion of our next Annual General Meeting and that our Board of Directors, or a duly appointed committee thereof, be authorized to fix the auditors’ remuneration. To accomplish the foregoing, our Board of Directors proposes adoption of the following resolution:

Resolution 4:

THAT Ernst & Young LLP be and are hereby re-appointed to serve as the Company’s Auditors until the conclusion of the 2007 Annual General Meeting, and that the Board of Directors of the Company, or a duly appointed Committee thereof, be and is hereby authorized to fix the Auditors’ remuneration.

Our Board of Directors has unanimously approved proposed Resolution 4 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution. We expect representatives of Ernst & Young to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions at the meeting.

Resolution 5 (Ordinary) Directors’ Remuneration Report

The Directors’ Remuneration Report is included later in this statement. It is designed to comply with United Kingdom requirements introduced by the Directors’ Remuneration Report Regulations 2002 for a report on the remuneration of all Directors, both executive and non-executive. The UK regulations require that the Directors’ Remuneration Report should be presented to shareholders who should be invited to approve it by formal resolution. However, the resolution is not binding upon the board.

The report is divided into two parts. Each part contains a section of information that is subject to audit. Details of executive Director remuneration are contained in the first part, which was prepared by the Human Resources Committee. Non-executive Director remuneration is also described in another part of the report, which was prepared by the Company secretary on behalf of the board.

The report has been approved by the board and signed on its behalf by the Chief Executive Officer. The Board of Directors proposes adoption of the following resolution:

Resolution 5:

THAT the Directors’ Remuneration Report for the year ended 31st March, 2006 be approved.

Our Board of Directors has unanimously approved proposed Resolution 5 and recommends that you vote “FOR” its adoption. An affirmative vote of a majority of the votes cast at the meeting will be required for adoption of the proposed resolution.

DIRECTORS’ REMUNERATION REPORT

The Directors’ Remuneration Report which complies with the requirements introduced by the Directors’ Remuneration Report Regulations 2002, covers all Directors, both executive and non-executive.

The report sets out the Company’s policy on Directors’ remuneration for the year ending 31st March, 2007 and for subsequent years. It has been approved by the board and signed on its behalf by the Chairman and Chief Executive Officer and will be laid before shareholders at the Annual General Meeting. The inclusion in the report of remuneration policy in respect of years after the year ending 31st March, 2007 is required by the legislation under which this report is prepared.

The Human Resources Committee, which considers remuneration on behalf of the Board, places high value on the independence both of its decision-making processes and of the advice it receives. This independence is intended to enable the Committee to take decisions on executive Director remuneration that are designed to align Directors’ remuneration with the interests of shareholders while also meeting the imperative of retaining and engaging the calibre of executive talent needed to lead the group.

The group’s commitment to link pay to performance continues. The approach to policy for the year ending 31st March, 2007 will continue to be as it was for the past several years and will be underpinned by regular monitoring of remuneration policies and levels at competitor companies in the U.S. and Europe. The Committee will continue to review the remuneration plans that apply to executive management to ensure they meet the dual needs of alignment with shareholders’ interests and the retention and engagement of executives.

The Human Resources Committee is able to state its remuneration policy for the year ending 31st March, 2007 with reasonable certainty, but is less certain that this policy will continue without amendment in subsequent years. This is because the Committee considers that a successful remuneration policy needs to be sufficiently flexible to take account of future changes in Danka’s business environment and in remuneration practice. Any changes in policy for years after the year ending 31st March, 2007 will be described in future Directors’ Remuneration Reports, which will continue to be subject to shareholder vote. All statements in this report in relation to remuneration policy for years after the year ending 31st March, 2007 should be read in light of this paragraph.

Full details of the remuneration of the Chairmen and Chief Executive Officers for the year ended 31st March, 2006 and all other information about their terms and conditions of employment required under the Directors’ Remuneration Regulations 2002 are set out below.

The Human Resources Committee

Tasks

The Committee’s principal tasks as set out in the Committee’s charter are:

•	to determine on behalf of the Board the terms of engagement and remuneration of the Chairman, Chief Executive Officer and any other executive Directors and to report on those to the shareholders;

•	to approve the remuneration arrangements of certain senior executives;

•	to monitor the policies being applied in relation to the remuneration of senior executives;

•	to approve the bonus arrangements and payments to executives; and

•	to approve the award of share options.

The Human Resources Committee currently comprises three non-executive Directors and has access, at its discretion, to remuneration consultants and survey information on executive remuneration in comparable companies.

In determining the remuneration of top executives, the generally accepted practices on executive remuneration in the geographic markets in which the relevant executives are principally based are taken into account.

Constitution and Operation

The Committee members are all non-executive Directors. The membership throughout the year ended 31st March, 2006 was: Mr. J. Ernest Riddle, Mr. James L. Singleton, and Mr. Erik Vonk, chairman of the Committee. Mr. Christopher B. Harned was appointed to the committee on 31st January. 2006. Like other Directors, each member of the Committee is subject to re-election every three years. They have no personal financial interest, other than as shareholders, in the Committee’s decisions. They have no conflicts of interest arising from cross-Directorships with the executive Directors, nor from being involved in the day-to-day business of the group. The Committee met four times in the period under review.

The Board is accountable to shareholders through this report. The Committee will consider the outcome of the vote on this Remuneration Report and the views of investors will be taken into account by the Committee in its future decisions.

Advice

Advice is provided to the Committee by the Company Secretary’s and General Counsel’s offices and Mr. Keith J. Nelsen (General Counsel), who has been appointed by the Committee as its secretary and special adviser.

The Committee, in consultation with Mr. Nelsen, also appoints external professional advisers to provide specialist advice and services on particular remuneration matters. This allows for a range of external independent opinion to be sourced by the Committee. The Committee assesses the advice it receives, applying its own judgement. Procedures to ensure the independence of advice are subject to annual review.

During the year ended 31st March, 2006, the following people provided advice or services on specific matters to the Committee that materially assisted it in its consideration of matters relating to executive Directors’ remuneration:

•	Mr. Jim Anderson, Senior Vice President and Corporate Controller during the year to 31st March, 2006, provided to the Committee the calculations for performance-related pay which were then subject to independent verification by Mr. Keith J. Nelsen; and

•	Mercer Consulting who, during the year ended 31st March, 2006, have been the Committee’s principal independent advisers on matters of executive Directors’ remuneration.

Company Policy on the Executive Directors’ Remuneration

Main Principles

The Human Resources Committee’s reward policy seeks to align executive Director remuneration with shareholders’ interests and to engage executive talent for the benefit of the group. The main principles of the policy are:

•	the total reward should be set at an appropriate level to reflect the competitive global market in which Danka operates;

•	a substantial amount of the total reward should be linked to the achievement of demanding performance targets;

•	incentives should be aligned with the interests of shareholders. This is achieved through setting performance targets and through the Committee’s policy that each executive Director should hold options to acquire shares in the Company;

•	the performance targets for executive Directors should be comparable with those of other companies in the industry and in the broader marketplace; and

•	the wider scene, including pay and employment conditions elsewhere in the group, should be taken into account, especially when determining annual salary increases.

Elements of Executive Directors’ Remuneration

Mr. Todd L. Mavis, the Chief Executive Officer until 14th March, 2006, was the only executive Director in the year up to that date. Mr. A.D. Frazier the current Chairman and Chief Executive Officer, was the only executive Director after that date. Mr. W. Andrew McKenna, the Chairman until that date, is a non-executive Director.

Executive Directors’ total remuneration consists of salary, annual bonus, long-term incentives and other benefits. This reward structure is regularly reviewed by the Committee to ensure that it is achieving its objectives. In the year ending 31st March, 2007, approximately 67% of Mr. A.D. Frazier’s potential direct remuneration will be performance related. It is intended that this balance of elements should continue.

Salary

Executive Directors receive a fixed sum payable bi-weekly. The Committee may review executive Directors’ salaries later in the year ending 31st March, 2007 in conjunction with a survey of appropriate comparator companies. The appropriate survey groups are defined and analysed by external remuneration advisers. Base salaries for executive Directors are designed to be generally competitive with other companies in similar industries. Such companies include Xerox, Ikon Office Solutions, Imagistics International and Global Imaging Systems. Actual base salary levels vary from this target level based upon the potential impact of an executive Director on the group, the executive Director’s skills and experience and individual performance.

Annual Bonus

Executive Directors are each eligible to participate in an annual performance-based bonus scheme which is based on pre-established performance goals, which are generally determined annually, and, in the year to 31st March, 2006, principally comprised EBIT (earnings before interest expense and taxes), cash flow and revenue targets for the group. In the year ended 31st March, 2006, the bonuses were payable quarterly. The Human Resources Committee reviews and sets bonus targets and levels of eligibility annually. The target level for the Chief Executive Officer in the year to 31st March, 2006 was 67% of base salary with an additional “stretch” bonus of up to 100% of base salary achievable on hitting certain other targets. Discretionary bonuses may be awarded by the Committee but no such awards were made in the year ended 31st March, 2006. The Chief Executive Officer’s potential annual bonus award for the year ending 31st March, 2007 will be up to 67% of base salary based on a mix of demanding financial targets and other leadership objectives, established at the beginning of the year as set by the Committee.

Other Incentives

1. Share Options

Options may be granted at an exercise price no lower than the market value (as determined in accordance with the plan rules) of a share at the date the option is granted. Options generally vest over three years after grant (one-third each after one, two and three years respectively). They have a life of ten years after grant. In January 2006, the Company’s Human Resources Committee and board approved the acceleration of vesting of all outstanding share options as at 31st January, 2006. The acceleration of the vesting of the options took place on 15th March, 2006. The purpose of the accelerated vesting was to enable the group to avoid recognising the fair value of these options as remuneration expense in the group’s U.S. financial statements in advance of a change in

U.S. generally accepted accounting principles. In order to help avoid unintended personal benefits to holders of accelerated options, any shares received through exercise of accelerated options may not be sold by the option holder until the original vesting date of the accelerated option or the termination of employment of the option holder, whichever occurs first.

In accordance with the framework approved by shareholders, it is the Committee’s policy to exercise its judgement to decide the number of options to be granted to executive Directors, taking into consideration, among other things, Danka’s total shareholder return (“TSR”), in respect of its American Depositary Shares (“ADSs”), compared with the TSR of comparable companies, primarily in the United States.

The level of options awarded is subject to performance. This has the effect of treating share options as a reward both for past performance and as an incentive for future performance (because the participant’s receipt of the option will depend on achieving certain performance targets). Danka operates internationally and the application of performance conditions after grant is not a typical feature of option schemes operated by major international companies based outside the U.K.

2. Cash Element

Cash-based long-term incentives were not used in the year ended 31st March, 2006 and the Committee has no present intention to use them in the year ending 31st March, 2007.

3. Other Benefits

Benefits and other schemes—The group may provide other benefits (including perquisites) to its senior executives in line with accepted practice in the geographic territories in which they are based. These include the use of a Company car or the provision of a car allowance, health insurance, life insurance and 401(k) plans.

Resettlement/relocation allowance—executives may receive a resettlement/relocation allowance for a limited period.

Service Contracts Policy

The Committee’s policy on service contracts is for them to contain a maximum notice period of two years contrary to provision B1.6 of the 2003 FRC Code. The contracts are designed to allow for flexibility to deal with each case on its own particular merits in accordance with the law and policy as they have developed at the relevant time. Compensation to a departing Director under the Company’s service contract is reduced where performance goals have not been met.

One Million Dollar Limit on Deductibility

The U.S. tax deduction the group may claim for non-deferred remuneration paid to its most highly paid U.S.-based executives is limited in a single financial year to $1,000,000, unless the portion exceeding $1,000,000 qualifies as performance-based remuneration under the U.S. tax laws. The Human Resources Committee has determined that it will seek to ensure that all amounts paid to the group’s highest paid U.S. executives in excess of $1,000,000 will generally qualify as performance-based remuneration and be deductible by the group, but will preserve its flexibility to reward executives for performance that increases the value of the group, whether or not such remuneration is deductible by the group.

Chairman and Chief Executive Officer

A.D. Frazier

Mr. Frazier’s employment agreement, dated 3rd April, 2006, is with Danka Office Imaging Company, Danka Business Systems PLC and Danka Holding Company. The employment agreement is for three years and is subject to annual renewals thereafter. The contract provides for:

•	an annual base salary of not less than $700,000 (£392,000);

•	an annual target bonus based on individual and corporate performance of up to 100% of base salary (and up to an additional 100% if certain stretch targets are met);

•	eligibility for additional bonuses based on the group’s performance bonus plan;

•	a grant of share options to acquire up to 1 million ADSs (equivalent to 4 million ordinary shares) under the terms of the Company’s share option schemes; and

•	provision of healthcare benefits comparable to others paid to executives in the Company’s U.S. subsidiaries.

Mr. Frazier is also entitled to receive a starting bonus of $350,000 (£196,000), payable on commencement of employment, this amount to be deducted from any bonus entitlement due under the annual bonus arrangement for the year to 31st March, 2007 as detailed above. During the year, Mr. Frazier was paid Directors’ fees of £nil.

Mr. Frazier’s employment is terminable by either party upon 60 days’ written notice, if without cause. In the event that Mr. Frazier’s employment is terminated other than by reason of his death or by the Company for cause, the Company will be required to provide Mr. Frazier with:

•	payment of any unpaid salaries and bonuses due to the date of termination;

•	provision of all benefits due under the contract up to the date of termination;

•	medical, hospitalisation, life and other insurance benefits for him and his family for the period the contract would have been in effect if it had not been terminated;

•	a right to exercise options which have already vested for a period of two years following termination (one year if terminated for cause by the Company or by Mr. Frazier other than for good reason); and

•	other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Frazier and the Company also entered into a change of control agreement on 3rd April, 2006, which provides that, if Mr. Frazier’s employment with the Company is terminated without cause (except in certain circumstances) or he terminates his employment for “good reason”, in either case within two years after a “change of control”, then Mr. Frazier will be entitled to receive a lump sum cash payment of $1,000,000 (£575,000). His share options would be subject to immediate vesting and would be exercisable for three years after the date of termination of his employment contract. He is also entitled to certain other benefits including health care coverage for him and his family for a period of twelve months.

Former Chief Executive Officer

Todd L. Mavis

Mr. Mavis’s employment agreement was with Danka Office Imaging Company, Danka Business Systems PLC and Danka Holding Company. The employment agreement, which was terminated with effect from 14th March, 2006, provided for:

•	an annual base salary of not less than $500,000 (£280,000);

•	an annual target bonus based on individual and corporate performance of up to 67% of base salary;

•	eligibility for additional bonuses based on the group’s performance bonus plan;

•	share option grants consistent with Mr. Mavis’ position; and

•	payment of other vested benefits due to Mr. Mavis under the terms of any deferred compensation, retirement, incentive or other benefit plan.

During the year, Mr. Mavis was paid Directors’ fees of £nil.

Mr. Mavis’s employment was terminable by either party upon 60 days’ written notice, if without cause. As Mr. Mavis’s employment was terminated other than by reason of his death or by the Company for cause, the Company has provided Mr. Mavis with:

•	a termination payment, in an amount equal to twice his base salary, payable in installments over a twelve month period;

•	a proportionate amount of the performance bonus that was payable to him for the financial year in which termination occurred;

•	medical, hospitalisation, life and other insurance benefits for him and his family for up to two years after the termination date;

•	immediate vesting of share options with a two year exercise period; and

•	other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Under the terms of a separation agreement dated 15th March, 2006, Mr. Mavis has been paid:

•	a lump sum amount of $1,000,000 (£560,000, equivalent to two years’ salary due under his employment contract);

•	an amount of $83,333 (£46,667) in salary payments in respect of the 60 day notice period due under his contract;

•	a previously agreed bonus of $150,000 (£84,000) relating to the successful completion of cost reductions under the group’s Vision 21 business re-engineering programme;

•	an amount of $104,688 (£58,626) in bonuses due under the group’s executive bonus programmes.

Mr. Mavis is also required to comply with worldwide non-compete and confidentiality provisions for twelve months following termination of employment.

Mr. Mavis and the Company also entered into a change of control agreement on 1st November, 2001, which provided that, if Mr. Mavis’s employment with the Company is terminated without cause (except in certain circumstances) or he terminates his employment for “good reason”, in either case within two years after a “change of control”, then Mr. Mavis will be entitled to receive certain benefits. Under the terms of the separation agreement referred to above, no payments will be due to Mr. Mavis in the event of a change of control.

Comparison of Cumulative Five Year Total Shareholder Return

The following is a performance graph of the Company’s total shareholder return (“TSR”) in respect of its ordinary shares compared to the FTSE 350 index and three of the Company’s peers, Global Imaging Systems, Ikon Office Solutions and Xerox. TSR is the growth in share value and declared dividend income during the relevant period. The FTSE index is used as the Company’s U.K. market capitalisation has fallen within this index for part of the period shown in the graph below. In calculating TSR, dividend income is assumed to be reinvested in the underlying shares.

Non-executive Directors’ Remuneration

Remuneration payable to the non-executive Directors (with the exception of the former Chairman, Mr. W. Andrew McKenna) is determined by the Board as a whole and is reviewed annually. The remuneration of Mr. McKenna during his tenure as Chairman was determined by the Human Resources Committee. The policy of the Board in determining non-executive Director remuneration is to align the interests of the non-executive Directors with the Company’s shareholders and to provide for an appropriate level of remuneration to recruit and retain non-executive Directors of a suitably high calibre for the Company. To this end, the current remuneration arrangements for non-executive Directors include both cash and share elements. However, non-executive Directors may not hold share options.

Arrangement

The non-executive Directors, excluding the former Chairman, receive:

•	an annual sum of $30,000 (£16,800);

•	an annual grant of restricted shares under the Danka 2002 Outside Director Stock Compensation Plan (“the Plan”) with a fair market value at the date of grant of $30,000 (£16,800);

•	$1,500 (£840) for each Board of Directors or committee meeting attended in person, together with reimbursement for expenses in connection with such attendance, and $750 (£420) for attendance at telephonic board and committee meetings; and

•	if a chairman of a committee of the Board of Directors, an additional sum of $500 (£280) per committee meeting.

The remuneration of the former Chairman, Mr. W. Andrew McKenna, was identical to other non-executive Directors except that he received an annual sum of $80,000 (£44,800), paid quarterly in arrears rather than the amount of $30,000 paid to the other non-executive Directors.

The Plan was approved by shareholders on 22nd October, 2002. The shares issued under the Plan are granted in one annual installment on the date of the Company’s Annual General Meeting or as soon thereafter as permitted by applicable law and regulation. Shares issued under the Plan are “restricted shares” and generally vest on the first anniversary of the date of grant if the recipient is still a Director on that date. Vesting is subject to acceleration in certain circumstances, including at the discretion of the Board. The total number of securities in respect of which awards may be made under the Plan is 2,000,000 ordinary shares, equivalent to 500,000 ADSs. As at 31st March, 2006, 823,060 ordinary shares, represented by 205,765 ADSs, had been issued under the Plan.

At the Company’s 1996 Annual General Meeting, shareholders approved the implementation of a share option scheme for non-executive Directors. This provided for the award of 10,000 ordinary shares to a non-executive Director on joining the Board and an annual award of options to subscribe for 2,000 ordinary shares thereafter. In order to bring the group into line with U.K. corporate governance guidelines in relation to option grants to non-executive Directors, all non-executive Directors have waived their entitlements to acquire options and shares under this scheme.

Directors’ Remuneration

Name of Director	Fees and other emoluments £	Basic Salary £	Bonus £	Termination £	Total 2006 £	Total 2005 £
Executive
A.D. Frazier	—	4,523	210,002	—	214,525	—
P. Lang Lowrey, III	—	—	—	—	—	357,685
Todd L. Mavis	—	284,062	130,689	706,513	1,121,264	270,973
Non-executive:
Kevin C. Daly	43,680	—	—	—	43,680	48,640
David J. Downes	45,834	—	—	—	45,834	10,568
Jaime W. Ellertson	42,106	—	—	—	42,106	41,865
Michael B. Gifford	32,505	—	—	—	32,505	47,149
Richard M. Haddrill	—	—	—	—	—	44,898
Christopher B. Harned	—	—	—	—	—	—
W. Andrew McKenna	82,064	—	—	—	82,064	60,292
J. Ernest Riddle	45,360	—	—	—	45,360	57,175
James L. Singleton	—	—	—	—	—	—
Erik Vonk	44,556	—	—	—	44,556	49,588

Aggregate emoluments	336,105	288,585	340,691	706,513	1,671,894	988,833

Excluded from the above list is the share-based payment expense recognised in the group’s income statement in respect of options granted to Directors. This amounted to £373,586 for the year ended 31st March, 2006 (2005—£119,822).

Mr. Lowrey was Chairman up to 1st March, 2005. The Company agreed to pay $325,000 over the 12 months following Mr. Lowrey’s resignation. This was recognised in Mr. Lowrey’s remuneration for the year ended 31st March, 2005. During the year, the excess on options exercised by Mr. Lowrey (the only Director or former Director to exercise options during the year) amounted to £365,216 (2005—£696,779). This is excluded from the above table.

Benefits may include the provision of life insurance coverage and payment of temporary living and relocation expenses (2005-£nil).

Executive Directors’ Bonuses

Mr. Frazier’s bonus represents his signing-on bonus and relocation allowance. Discretionary bonuses in the year to 31st March, 2006 totalled £nil (2005—£nil). Bonuses totaling £130,689 (2005—£nil) were annual incentive awards based on pre-established performance goals.

Share Options

The aggregate emoluments disclosed in the table above do not include any amounts for the value of options to subscribe for ADSs (each of which is equivalent to four ordinary shares in the Company) granted to or held by the Directors. No Director who held office at 31st March, 2006 had options to subscribe for the Company’s shares. Mr. Mavis, who resigned as a Director during the year, had options to subscribe for the Company’s ADSs as follows:

Director:	As at 1st April, 2005	Granted/ (Cancelled)	As at date of resignation	Date of Grant	Exercise Price
Todd L. Mavis	400,000		400,000	9th Aug, 2001	$0.88
	25,000		25,000	8th Feb, 2002	$1.88
	40,000		40,000	29th Nov, 2002	$3.96
	40,000		40,000	4th Sep, 2003	$2.42
	300,000		300,000	9th Aug, 2004	$3.95

	805,000	—	805,000

All of Mr. Mavis’ options are currently exercisable and expire within ten years of the date of grant.

The closing market price of an ADS on 31st March, 2006 was $1.41. Between 1st April, 2005 and 31st March, 2006, the highest market price and lowest market price for an ADS were $2.78 and $1.20 respectively.

Danka 2002 Outside Director Stock Compensation Plan

The aggregate emoluments disclosed above include the entitlement of the non-executive Directors (other than Mr. Singleton and Mr. Harned) to receive ADSs pursuant to the 2002 Outside Director Stock Compensation Plan. The number of ADSs issued in the years ended 31st March, 2006 and 31st March, 2005 were as follows:

Directors:	Year ended 31st March, 2006	Year ended 31st March, 2005
Kevin C. Daly	12,350	7,812
David J. Downes	11,566	—
Jamie W. Ellertson	12,350	7,812
Michael B. Gifford (issued prior to his retirement)	12,350	7,812
W. Andrew McKenna	12,350	7,812
J. Ernest Riddle	12,350	7,812
Erik Vonk	12,350	5,859

The ADSs issued in the year to 31st March, 2006, will vest on 7th September, 2006 subject to the respective Director still being in office. At the date of the award, each ADS had a market price of $1.95. The ADSs issued in the year ended 31st March, 2005 vested on 7th September, 2005. At 7th September, 2004 (the date of the award) and 7th September, 2005 (vesting date), each ADS had a market value of $3.76 and $1.95 respectively.

Directors’ Interests

The Directors’ beneficial interests in the ordinary share capital of the Company are set out below:

	At 31st March *,
	2006	2005
A.D. Frazier	—	—
Kevin C. Daly	119,608	70,208
David J. Downes	46,264	—
Jamie W. Ellertson	116,360	66,960
Christopher Harned	60,000	60,000
W. Andrew McKenna	119,608	70,208
J. Ernest Riddle	139,608	90,208
James L. Singleton	40,000	40,000
Erik Vonk	72,836	23,436

*	or date of appointment if later

James L. Singleton and Christopher B. Harned were the Vice Chairman and Managing Director, respectively, of The Cypress Group LLC throughout the year ended 31st March, 2006, which has an interest in the participating shares which are convertible into ordinary shares as discussed in the Directors’ Report. Both disclaim beneficial ownership of such shares.

There have been no changes in the number of options held nor the holdings shown above since the year end until the date of the signing of the Directors’ Report. Mr. Parzick does not have any interests in the share capital of the Company as at the date of the signing of the Directors’ Report. The Directors’ interests shown above include the total number of ADSs (one ADS is equivalent to four ordinary shares) issued to non-executive Directors under the Danka 2002 Outside Director Stock Compensation Plan.

The Directors’ Remuneration Report was approved by the board on 14th June, 2006 and signed on its behalf by:

A.D. Frazier, Chief Executive Officer and Chairman

MANAGEMENT

Directors and Executive Officers

The table below contains information regarding our current Directors and executive officers and the current Directors and executive officers of our primary operating subsidiaries. The executive officers serve at the pleasure of the respective boards of Directors.

Name	Age	Position(s)	Financial Expert	Nominations Committee Member	Audit Committee Member	Human Resources Committee Member	Director’s Rotation
A.D. Frazier	62	Chief Executive Officer and Chairman	—	—	—	—	2007
Kevin C. Daly	62	Director	—	—	X	X	2008
David Downes	60	Director	X	—	XC	—	2008
Jaime W. Ellertson	49	Director	—	XC	—	—	2006
Christopher B. Harned	43	Director	—	—	—	—	2008
W. Andrew McKenna	60	Director	—	X	—	—	2008
Joseph E. Parzick	51	Director		—	—	X	2006
J. Ernest Riddle	64	Director	—	—	X	—	2006
Erik Vonk	53	Director	—	—	—	XC	2007
Paul G. Dumond	51	Secretary and Chief Financial Officer, Danka Europe	—	—	—	—	—
Edward K. Quibell	60	Executive Vice President and Chief Financial Officer	—	—	—	—	—
Peter Williams	54	President and Chief Operating Officer, Danka Europe	—	—	—	—	—

C—Chairman of the Committee

Kevin C. Daly. Dr. Daly was appointed as a non-executive Director to our board of Directors in January 2002. He is currently chief executive officer of Maxxess Systems, Inc., an electronic security company. From July 2002 until June 2005, Dr Daly was the chief executive officer of Avamar Technologies Inc. He was previously chief technical officer of Quantum Corporation’s Storage Solutions Group, and prior to that he was chief executive officer of ATL Products, Inc from its foundation in 1993 until 2001. Dr. Daly also served as chief technical officer of Odetics, Inc. from 1985 until ATL’s separation from Odetics in 1997.

David Downes. Mr. Downes was appointed as a non-executive Director to our board of Directors in January 2005 and is a financial expert pursuant to Item 401(h)(2) of Regulation S-K. Mr. Downes was the Finance Director of Shanks Group PLC from 1993 until 2005. He has previously held Finance Director positions with Hunter Saphir PLC, MBS PLC and with the brewing division of Grand Metropolitan PLC and trained as a management accountant with Chrysler in Detroit before taking up financial management positions in their European operations and then held various controllerships within Air Products Europe. Mr. Downes is an engineering graduate of Kings College, London University and obtained his MBA from Stanford University, California. He is also a Fellow of both the Chartered Institute of Management Accountants and the Association of Corporate Treasurers.

Jaime W. Ellertson. Mr. Ellertson was appointed to our board of Directors in November 2002. He served as chief executive officer of S1, a NASDAQ National Market listed software company, from November 2000 until July 2005. Prior to joining S1, Mr. Ellertson served as executive vice president and general manager of worldwide strategic operations for BroadVision, Inc., a provider of self-service applications, from April 2000 until November 2000. From January 1997 until April 2000, Mr. Ellertson held the executive positions of chairman of the board and chief executive officer of Interleaf, Inc., a NASDAQ listed provider of software tools for e-content management that was acquired by Broadvision, a NASDAQ National Market listed software Company. Mr. Ellertson is a Director of Trigo Technologies, Inc., a privately held software company and Apropos Technology, Inc., a NASDAQ National Market listed software Company.

A.D. Frazier. Mr. Frazier was appointed Chairman of the Board of Directors and Chief Executive Officer of Danka effective March 14, 2006. Before joining Danka, Mr. Frazier held a number of corporate leadership positions in the for–profit, not-for-profit and government sectors. He was Chief Operating Officer of a large pharmacy benefit management company, Chairman of the Board and CEO of the Chicago Stock Exchange, President and CEO of a large institutional asset management company, EVP in charge of corporate banking for a large money center bank, and Chief Operating Officer for the Atlanta Olympics Games. Mr. Frazier also worked in the White House of President Jimmy Carter. Mr. Frazier received his undergraduate and law degrees from the University of North Carolina at Chapel Hill and attended Harvard Business School’s Advanced Management Program.

Christopher B. Harned. Mr. Harned was appointed as a Director in March 2002. Mr. Harned has been a managing Director of The Cypress Group L.L.C., a private equity fund, since November 2001. From 1985 to 2001, Mr. Harned was with Lehman Brothers, most recently as head of the Global Consumer Products Merger and Acquisitions Division. Mr. Harned also served as a member of Lehman Brothers’ Investment Banking Business Development Committee. Mr. Harned also serves on the board of Directors of Brand Connections, LLC, The Meow Mix Company and Quad/Graphics, Inc. Mr. Harned was designated by the owners of the participating shares as one of their nominees to serve on our board of Directors.

W. Andrew McKenna. Mr. McKenna has been a Director since February 2002 and was appointed Chairman March 2005 until March 13, 2006. He is a private investor. Until his retirement in 1999, he held various positions with The Home Depot, Inc., including Senior Vice President-Strategic Business Development from 1997 to 1999; President, Midwest Division from 1994 to 1997; and Senior Vice President-Corporate Information Systems from 1990 to 1994. He was President of SciQuest.com, Inc. in 2000. He is also a Director and Audit Committee Chairman of AutoZone, Inc., a New York Stock Exchange listed company.

Joseph E. Parzick. Mr. Parzick was appointed to the Board of Directors effective May 19, 2006 and is a Managing Director of The Cypress Group. Mr. Parzick joined The Cypress Group in June 2003. He spent the previous four years as a Managing Director in Morgan Stanley’s financial sponsor group, where he led client teams for a number of the largest U.S. private equity funds. Immediately prior to this, he was a Managing Director of EXOR America Inc., a merchant banking affiliate of the Agnelli Group. In this capacity, he worked on new acquisitions, monitored existing portfolio companies and served on several boards, including Riverwood International. Mr. Parzick spent the first 12 years of his career at Lehman Brothers, where he was named a Managing Director and the co-head of the financial sponsor group. He holds a BS from The University of Virginia and an MBA from the University of Pennsylvania’s Wharton School. Mr. Parzick also serves on the board of Directors of The Meow Mix Company, Republic National Cabinet Group and Stone Canyon Entertainment Group. Mr. Parzick was designated by the owners of the participating shares as one of their nominees to serve on the board of Directors.

J. Ernest Riddle. Mr. Riddle was appointed as a Director in January 1998. Mr. Riddle is currently Chief Executive Officer of GrowthCircle LLC, a management and technology consulting firm. From March 1997 to July 1999, Mr. Riddle was president and chief operating officer of Norrell Services, Inc., an outsourcing information technology and staffing services company based in Atlanta, Georgia. Before joining Norrell, Mr. Riddle spent four years with Ryder System, Inc., a logistics and transportation group, serving as President, Ryder Logistics International Group. Mr. Riddle served Xerox Corporation for 26 years in a variety of positions which included Vice President of Marketing and Vice President of Field Operations for the United States

operations and Vice President of Marketing and Sales for the European operations. Mr. Riddle serves on the board of Directors of AirNet Systems, Inc, a provider of time-sensitive small package delivery services.

Erik Vonk. Mr. Vonk was appointed as a Director in February 2004. Mr. Vonk was elected to the board of the CBRL Group, Inc. in August 2005, and also has served as chairman of the board of directors and chief executive officer of Gevity, a NASDAQ National Market listed services company since April 2002. Mr. Vonk was retired from February 2001 to April 2002. Mr. Vonk was formerly president and chief executive officer of Randstad North America from 1992 through 2001, a subsidiary of Randstad Holding NV, a worldwide staffing services provider, where he was responsible for organizing the North American operations. In addition, Mr. Vonk served as a member of the Executive Board of Bank Cantrade AG from 1989 to 1992.

Paul G. Dumond. Mr. Dumond has been our Company secretary since March 1986 and Chief Financial Officer of Danka Europe since July 2005. He is a chartered accountant. Mr. Dumond is also the owner and a former Director of Nautilus Management Limited, a management services company. He is also a non-executive Director of Mid-States PLC, a provider of fuel injection testing services and air disinfections products. He was formerly a non-executive Director of Redbus Interhouse PLC which provides internet co-location services.

Edward K. Quibell. Mr. Quibell was appointed Executive Vice President and Chief Financial Officer in August 2005. Prior to joining Danka, Mr. Quibell held key senior management positions with Manhattan Associates, Inc., a global leader in supply chain solutions, including CFO, Senior Vice President of M&A and Business Development and Managing Director, European Operations. Previously, he served as VP and CFO of CoreNet Services, Inc., a telecommunications infrastructure company. He gained extensive international experience as president, international operations for First Data Health Systems and held various positions within NCR Information Imaging and The RTZ Corporation. Mr. Quibell earned his degrees in finance and accounting at the University of South Africa, where he qualified as a Chartered Accountant.

Peter Williams. Dr. Williams manages Danka’s European operations across all business units. Prior to joining Danka in 2001, Dr. Williams held senior management positions at Anacomp Inc., a publicly held imaging solutions and services business. Most recently he served as executive vice president of Anacomp’s international document solutions, where he managed the company’s transition from a manufacturing-based business to a document services business. Before that, he held key positions with Xidex Corp., Control Data Corp., Racal, and Marconi Research. Dr. Williams holds a Ph.D. and a Bachelor of Science in Physics from Sheffield University in England.

Our Articles of Association set the size of our board of Directors at not less than two persons. Our Board of Directors currently consists of nine members who serve pursuant to our articles of association.

The board has identified David Downes’ as an Audit Committee financial expert. The board made a qualitative assessment of Mr. Downes level of knowledge and experience based on a number of factors, including his formal education and experience as a senior executive with overall financial responsibility for various companies. Mr. Downes is considered independent pursuant to Item 401(h)(1)(ii) of Regulation S-K.

Nominations Committee

The Nominations Committee, which is comprised of a majority of independent Directors (as independence is defined under the NASDAQ listing standards), acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, and Board committee meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews.

A stockholder may recommend a person as a nominee for Director by writing to the Secretary of the Company. Recommendations must be received by August 1, 2007 in order for a candidate to be considered for election at the 2007 Annual Meeting. As set forth in the Company’s Articles of Association, each notice of nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected.

The members of the Nominations Committee are Jaime Ellertson (chairman), Andrew McKenna and Ernest Riddle. There were three meetings of the Nominations Committee during the year.

The Nominations Committee Charter, the Audit Committee Charter, the Company’s Articles of Association and the Policies of the Board are available on the Company’s website at: http:// www.danka.com.

We adopted a code of ethics for all of our employees’ including our principal executive officers and senior financial officers. The code of ethics is posted on our website at http://www.danka.com /CodeofBusinessConduct.asp. Any amendments to the code of ethics will also be posted on our website at: http://www.danka.com within five business days following the date of the amendment in lieu of filing Form 8-K.

The holders of the participating shares are, in general, entitled to appoint two directors to the board. In the event that the Company does not pay dividends in cash for six successive quarters following December 2004, they are entitled to appoint a further two directors until the time the Company has paid cash dividends on the participating shares for four successive quarters. As of the date of this filing, the holders of the participating shares have appointed two directors to the Company’s Board of Directors. Currently such Director-nominees are Messrs. Harned and Parzick. The Directors elected by the owners of the participating shares are elected by the affirmative vote of a majority of the votes cast at a class meeting of the owners of those shares for their first re-election following appointment to the board. Subsequent re-elections are subject to a vote of all shareholders at the annual meeting meetings. The quorum for the class meeting is two persons holding or representing by proxy at least one-third in nominal value of the participating shares in issue. Our articles of association provide that, subject to the following exception, the owners of the participating shares are entitled to appoint two Directors so long as they hold, in aggregate, voting shares (including participating shares) that represent at least ten percent (10%) of the total voting rights. The owners of participating shares are entitled to appoint one participating share Director if they own, in aggregate, voting shares representing less than ten percent but more than five percent of the total voting rights.

The owners of the participating shares are entitled to appoint a maximum of one participating share Director if:

•	the Cypress Group LLC or its affiliates transfer participating shares to a person who is not an affiliate of them without the consent of our board of Directors (which consent is not to be unreasonably withheld); and

•	as a result the Cypress Group LLC and its affiliates hold in aggregate less than 50.01 percent of the participating shares in issue.

Each committee of the board of Directors must include at least one Director appointed by the owners of the participating shares, except as prohibited by applicable law or regulation. The right of the owners of the participating shares to elect the participating share Directors is in addition to their right to vote with other shareholders on the appointment of Directors generally.

In the event that we are unable to redeem all of the then outstanding participating shares on December 10, 2010, we are required to redeem as many of the shares as we are able, pro rata among the holders of the participating shares. Any participating shares that are not redeemed shall remain outstanding and those holders shall be entitled to elect an additional two Directors to our board of Directors until the participating shares are redeemed in full.

Each Director is required to retire from office at the third Annual General Meeting after his appointment or, if earlier, the Annual General Meeting which falls in the third calendar meeting after his appointment. In addition, Directors may stand for re-election or be appointed by the board of Directors. Directors appointed by the board of Directors will hold office only until the next following Annual General Meeting of shareholders, when they are eligible for re-election. Any Director must retire at the first Annual General Meeting which takes place after the Director reaches the age of 70 and annually thereafter.

There is no understanding regarding any of our executive officers or Directors or any other person pursuant to which any executive officer or Director was, or is, to be elected or appointed to such position except for the Directors appointed by the owners of the participating shares.

No executive officer or Director is related to any other executive officer or Director.

Audit Committee

The functions of our Audit Committee are to recommend annually to our Board of Directors the appointment of our independent public accountants (Registered Auditor), discuss and review the scope and the fees of the prospective annual audit, review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with our existing major accounting and financial policies, review our financial statements, review the adequacy of our financial organization, review management’s procedures and policies relative to the adequacy of our internal accounting control, monitor compliance with relevant laws relating to accounting practices and review and approve transactions, if any, with affiliated parties. The Audit Committee met eight (8) times in our fiscal year 2006.

The Audit Committee also reviews the systems and procedures for direct communication between the Audit Committee and internal accounting staff and the auditors. Further information regarding our Audit Committee is set out in the Audit Committee Report below. The members of the Audit Committee are Kevin C. Daly, J. Ernest Riddle, and David J. Downes (chairman). The board has determined that Mr. Downes has been identified as an Audit Committee financial expert. The board made a qualitative assessment of Mr. Downes’ level of knowledge and experience based on a number of factors, including his formal education and experience as a senior executive with overall financial responsibility for various companies. Mr. Downes is considered independent pursuant to Item 401(h)(1)(ii) of Regulation S-K, and all of the Audit Committee members are considered to be independent as defined under NASDAQ listing standards.

Our Board of Directors and Audit Committee reviewed the composition of the Audit Committee, its scope of responsibilities and duties and its charter in light of the recent changes and proposed changes to law, regulation and best practice as applicable to Audit Committees. The remit of the Audit Committee is set out in the Audit Committee Charter originally issued in October 2003 and updated on 17th May, 2005. The Charter is reviewed by the Committee annually and any changes are recommended to the board for approval.

Human Resources Committee

The function of our human resources committee, which is composed of independent outside Directors, is to review and approve annual salaries and bonuses for the chairman, executive Directors and certain officers and to review, approve and/or generally recommend to our Board of Directors the terms and conditions of periodic stock option grants and employee benefit plans or changes thereto. The human resources committee met four (4) times in fiscal year 2006. The members of the human resources committee are Kevin Daly, Joseph Parzick and Erik Vonk (chairman).

Shareholder Communication with the Board of Directors

The Company’s Board of Directors, including a majority of the Company’s independent Directors, has adopted a formal process by which shareholders may communicate with the Board or any of its Directors. Persons interested in communicating with the Directors regarding concerns or issues may address correspondence to a particular Director, or to the Board or to the independent Directors generally, in care of Danka Business Systems PLC, Attention Jean Dinovo-Johnson, 11101 Roosevelt Boulevard, St. Petersburg, Florida 33716. If no particular Director is named, letters will be forwarded, as appropriate and depending on the subject matter, to the Chair of the Audit Committee, Human Resources Committee or Nominations Committee. Shareholders may also contact the Board of Directors, Audit Committee, Human Resources Committee or Nominations Committee via telephone, electronic mail or the Web, as further described on the Company’s website at: http://www.danka.com.

Board of Directors’ Attendance at Annual General Meetings

The Company currently does not have a policy with regard to board members’ attendance at annual meetings of shareholders. One member of the Company’s Board of Directors attended the 2005 Annual General Meeting and acted as Chairman of that meeting. One alternate Director was also in attendance.

Meetings

The number of meetings of the Board and the Audit, Human Resources and Nominations Committees and individual attendance by Board members is shown below.

	Board	Additional Board meetings (for the allotment of shares and other technical matters)	Audit	Human Resources	Nominations
Total number of meetings in the year to March 31, 2006	10	6	8	4	3
A.D. Frazier *	—	—	—	—	—
Todd L. Mavis	8	6	6	4	—
W. Andrew McKenna	10	1	6	2	3
Kevin C. Daly	9	—	7	2	—
David J. Downes	10	—	8	—	—
Jaime W. Ellertson	7	—	—	—	3
Michael B. Gifford **	5	—	7	—	2
Christopher B. Harned	9	—	6	2	—
J. Ernest Riddle	10	6	1	2	1
Jamie L. Singleton	8	—	—	4	3
Erik Vonk	10	—	—	4	—

*	Mr. A. D. Frazier was appointed to the Board on March 14, 2006. There were no meetings of the Board during the financial year following his appointment.
**	Mr. Gifford resigned from the Board on November 9, 2005. There were seven Board meetings, one Audit Committee meeting and one Nominations Committee meetings following his resignation.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of November 1, 2006, information as to the beneficial ownership of our ordinary shares by:

•	each person known to us as having beneficial ownership of more than five percent (5%) of our equity securities;

•	each Director;

•	each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act; and

•	all of our Directors and executive officers as a group.

	Shares Beneficially Owned as of November 1, 2006 (2)
Name of Beneficial Owner (1)	Number of Ordinary Shares (8)	ADS Equivalent	Percent
Holdings of greater than 5 percent (5%)
Cypress Associates II LLC (3)	100,203,008	25,050,752	27.3%
Holdings by Directors, Named Executive Officers and all Directors and Executive Officers as a Group
Kevin C. Daly	119,608	29,902	*
David J. Downes	46,264	11,566
Jaime W. Ellertson	116,360	29,090	*
Christopher B. Harned (4)	100,263,008	25,065,752	27.3%
W. Andrew McKenna	119,608	29,902	*
Joseph E. Parzick	—	—
J. Ernest Riddle	139,608	34,902	*
Erik Vonk	72,836	18,209	*
Paul G. Dumond (5)	505,344	126,336	*
A.D. Frazier (6)	—	—	*
Edward K. Quibell (7)	1,200,000	300,000	*
Peter Williams (8)	1,436,712	359,178	*
All Directors and executive officers as a group (12 persons)	104,019,248	26,004,837	27.4%

(*)	Represents less than one percent (1%) of the share capital.
(1)	Except for Messrs. Dumond and Quibell and Dr. Williams, all of the listed individuals are currently Directors. Messrs. Frazier and Quibell and Dr. Williams are executive officers.
(2)	Except as otherwise indicated, all ordinary shares and ADSs are held of record with sole voting and investment power.
(3)	Consists of:

•	292,122 convertible participating shares which are convertible, as of November 1, 2006, into 95,235,860 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P.;

•	12,418 convertible participating shares which are convertible, as of November 1, 2006, into 4,048,440 ordinary shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	2,818 convertible participating shares which are convertible, as of November 1, 2006, into 918,708 ordinary shares, beneficially owned by 55th Street Partners II L.P.

Cypress Associates is the managing general partner of Cypress Merchant B II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P. (collectively the “Cypress Funds”), and has voting and investor power over the shares held or controller by each of these funds. James A. Stern and Jeffrey P. Hughes (each a “Managing Member” of Cypress Associates II LLC), may be

deemed to beneficially own these shares. In addition, Christopher Harned and Joseph Parzick are members of the investment committee that exercises voting control over the shares owned by the Cypress Funds. However, each of the foregoing individuals disclaims beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of November 1, 2006 of 326.014 ordinary shares for each convertible participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, NY 10022.

(4)	Includes 307,358 convertible participating shares which are convertible, as of June 1, 2006, into 100,203,008 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Harned is a managing Director of The Cypress Group LLC. See note 3 above. Mr. Harned disclaims beneficial ownership of such shares. .
(5)	Includes options held by Mr. Dumond to purchase 97,500 ADSs, equivalent to 390,000 ordinary shares, all of which are currently exercisable.
(6)	Subsequent to November 1, 2006, Mr. Frazier was granted a restricted stock award in the amount of 51,724 ADSs, equivalent to 206,896 ordinary shares.
(7)	Includes options held by Mr. Quibell to purchase 300,000 ADSs, equivalent to 1,200,000 ordinary shares, all of which are currently exercisable.
(8)	Includes options held by Dr. Williams to purchase 345,000 ADSs, equivalent to 1,380,000 ordinary shares, all of which are currently exercisable.
(9)	At November 1, 2006 a total of 258,129,024 ordinary shares were outstanding. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), ordinary shares or ADSs that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of our participating shares are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

On November 1, 2006, The Bank of New York, as depositary for our ADS program, held 58,767,298 ADSs (each ADS is the equivalent of four ordinary shares) representing 91% of the ordinary shares in issue.

Equity Compensation Plan Information

The following table provides a summary of all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as Directors, consultants, advisors, vendors, customers, suppliers and lenders), in effect as of March 31, 2006.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,145,777	$3.78	4,466,394
Equity compensation plans not approved by security holders	—	—	—

Total	6,145,777	$3.78	4,466,394

Note: All figures for numbers of securities in the table are for ADSs.

The information contained in the following sections “Report of the Human Resources Committee”, “Performance Graph” and “Report of the Audit Committee” is not deemed to be “Soliciting Material” or to be “Filed” with the United States Securities and Exchange Commission or subject to Regulation 14A under the United States Securities Exchange Act of 1934, or to the liabilities of Section 18 of the United States Securities Exchange Act of 1934.

REPORT OF THE HUMAN RESOURCES COMMITTEE

Compensation Philosophy

The guiding philosophy of our executive compensation program is to:

•	provide an industry-competitive program with emphasis on incentive pay which links pay to performance, both long and short term, and

•	ensure that executive compensation over time closely reflects long term shareholder return.

Compensation of our top executives is reviewed and approved by our human resources committee, which, at the end of fiscal 2005 was comprised of three non-employee Directors. The human resources committee has access, at its discretion, to compensation consultants and survey information on executive compensation in comparable companies. In determining the compensation of top executives, the generally accepted practices on executive compensation in the geographic markets in which they are principally based are taken into account.

Compensation Elements

There are three elements to our executive compensation program:

•	base salary, other benefits and relevant perquisites,

•	annual incentives, and

•	long term incentives—currently executive share options, stock appreciation rights and restricted share programs.

Base salary

Base salaries for our senior executives are designed to be generally competitive with other companies operating in our industry, related industries or with head offices geographically close to our own. Such companies include Xerox, Ikon Office Solutions, Imagistics International and Global Imaging Systems, Inc. We did not include Pitney Bowes in the peer group shown in the performance graph contained in this document because only a part of its business is similar to our own and we do not believe that it is one of our direct competitors.

Actual base salary levels vary from this target level based upon the potential impact of the individual executive, the skills and experience that the executive brings to the job and the individual’s performance.

Further details of other benefits and perquisites provided are given below.

Annual and long term incentives

Annual performance based incentive compensation for executives, including our chief executive officer, which is based on pre-established performance goals, which are determined annually, and, in the year to March 31, 2006, principally comprised of EBIT (earnings before interest and taxes), and strategic growth initiative targets. The bonuses are payable quarterly in cash. Certain executives are eligible for incentive compensation based on business unit operating performance. In addition, performance compensation may be earned for achievement of personal goals as approved by the human resources committee. The maximum annual incentives for executives range from 50% to 200% of base salary based on performance metrics that are pre-determined or approved by the Human Resources Committee.

Long term incentive compensation currently consists mainly of the award of stock options. The number of stock options awarded to an executive is based on the executive’s position within the organization. Option grants are typically considered each financial year. Stock options to individuals are effectively limited under the current rules of our stock option plans to awards of options to acquire up to 4,000,000 ordinary shares (or the equivalent thereof in ADSs) in total in any five-year period. Stock options are granted at the fair market value on the date of the grant, have a 10-year maximum term and may generally be exercised as to one-third of the number of shares one year after the date of grant, the next one-third two years after the date of grant, and the final one-third three years after the date of the grant (although certain options have been granted on different vesting terms which generally provide for accelerated vesting in the achievement of certain performance objectives).

Other benefits

We may provide other benefits (including perquisites) to our senior executives in line with accepted practice in the geographic territories in which they are based. These include the use of a company car or the provision of a car allowance, health insurance, life insurance and 401(k), or other local pension plans.

2007 Compensation for the Chief Executive Officer and Chairman of the Board—See Remuneration Report above.

In determining Mr. Frazier’s 2007 base salary, the Committee will review his accomplishments and develop an evaluation of his performance. It will also engage the services of an independent outside consultant to review reported base salary information for the chief executive officers of the other companies in the peer group described above as well as the salaries of chief executive officers of other companies of comparable size.

The members of the human resources committee are Erik Vonk (Chairman), Joseph Parzick and Kevin C. Daly.

Signed on behalf of the human resources committee by

Erik Vonk (Chairman)

Kevin C. Daly

Joseph E. Parzick

EXECUTIVE COMPENSATION

Compensation of Executive Officers and Directors

The table below contains information about the annual and long-term compensation for services rendered in all capacities for the years ended March 31, 2006, 2005 and 2004 for our chief executive officer and our four other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock	Number Of Options/ SARs (1)	All Other Compensation
A.D. Frazier Chief Executive Office	2006 2005 2004	$8,077 — —	$350,000 — —	— — —	— — —	—/– —/– —/–		$25,000 — —	(2)

Todd Mavis (3) Chief Executive Office	2006 2005 2004	$511,097 500,000 375,001	$128,682 119,083 163,220	— — —	— — —	—/– 300,000/– 40,000/–	$	— 71,207 —	(4)

Keith J. Nelsen (5) General Counsel and Chief Administrative Officer	2006 2005 2004	$260,000 259,385 239,655	$194,093 50,708 94,907	— — —	— — —	—/– 40,000/– 40,000/–	$	— — —

Edward K. Quibell Executive Vice President and Chief Financial Officer	2006 2005 2004	$206,250 — —	$80,469 — —	— — —	— — —	300,000/– —/– —/–	$	— — —

Michael Wedge Chief Operating Officer, Danka United States (6)	2006 2005 2004	$349,134 307,823 199,905	$155,860 72,689 23,086	— — —	— — —	—/– 75,000/– 100,000/–	$	— — —

Peter Williams President and Chief Operating Officer, Danka Europe	2006 2005 2004	$330,355 299,845 236,880	$65,988 50,517 83,664	— — —	— — —	—/– 40,000/– 40,000/–		$17,143 17,714 16,243	(7) (7) (7)

(1)	The stock options granted are to acquire ADSs. Each American depositary share represents four ordinary shares. All numbers shown in the above table represent American depositary shares. All options were granted at the fair market value of the ADSs on the date of the grant.
(2)	The amount listed represents relocation reimbursements.
(3)	Mr. Mavis’ employment with the Company terminated on March 15, 2006.
(4)	The amount listed represents temporary living expenses and relocation reimbursements.
(5)	Mr. Nelsen’s employment with the Company terminated on September 15, 2006
(6)	Mr. Wedge’s employment with the Company terminated on May 31, 2006.
(7)	The amount listed represents an automobile allowance.

Share Option Plans

We have options outstanding under our share option plans. The options granted are for the right to acquire ordinary shares or ADSs. The table below provides information concerning options issued under our share option plans to our named executive officers who received a grant of options during fiscal year 2006. We did not grant any stock appreciation rights during fiscal years 2006, 2005 and 2004.

Option Grants in Fiscal Year 2006—Individual Grants

	Number of Options Granted (1)		% of Total Options Granted to Employees in Fiscal 2006	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Share Price Appreciation For Option Term (2)
Name						5%	10%
Edward Q. Quibell	300,000	(3)	49.0%	$2.15	8/3/2015	$405,567	$1,027,746

(1)	The options granted are for ADSs.
(2)	The United States dollar amounts under these columns are the result of calculations at 5% and 10% which reflect rates of potential appreciation set by the SEC. Therefore these calculations are not intended to forecast possible future appreciation, if any, of our ordinary share or ADS price. Our stock options are granted with a pence per ordinary share or United States dollar per ADS exercise price.
(3)	Options originally vested in three equal annual installments beginning after the first anniversary date. The Company accelerated vested all stock options as of March 31, 2006. Accordingly these options are fully vested as of that date.

The table below provides detailed information concerning aggregate share option/stock appreciation rights values at the end of fiscal year 2006 for unexercised share options/SARs held by each of our named executive officers. No share options/SARs were exercised by any named executive officer in fiscal year 2006.

Aggregate Options/SARs Exercised In Fiscal Year 2006

And Fiscal Year-End Option/SAR Values

Name	Number of American Depositary Shares Acquired on Exercise (1)	Value Realized	Number of Unexercised Options/SARs At Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs At Fiscal Year-End Exercisable/ Unexercisable (2)
Todd L. Mavis (3)	—	—	805,000/—	$212,000/—
Keith J. Nelsen (4)	—	—	232,500/—	—/—
Edward K. Quibell	—	—	300,000/—	—/—
Michael Wedge (5)	—	—	175,000/—	—/—
Peter Williams	—	—	345,000/—	—/—

(1)	The options granted are for ADSs. The options were granted at the fair market value of the ADSs on the date of the grant. Each American depositary shares represents four ordinary shares.
(2)	Based on an ADS closing price of $1.41 as of March 31, 2006.
(3)	Mr. Mavis’ employment with the Company terminated on March 15, 2006.
(4)	Mr. Nelsen’s employment with the Company terminated on September 15, 2006
(5)	Mr. Wedge’s employment with the Company terminated on May 31, 2006.

Compensation of Directors—See Remuneration Report above

Any Director serving as an executive officer did not receive any Directors’ fees.

Human Resources Committee Interlocks and Insider Participation

None of the members of our human resources committee have at any time been an executive officer. There were no human resources committee interlocks or insider participation in compensation decisions in fiscal year 2006.

Change of Control Agreements

Each of Messrs. Frazier, Nelsen, Quibell, and Wedge and Dr. Williams has a change of control agreement with Danka Business Systems PLC and Danka Office Imaging Company.

Under each change of control agreement, if the relevant executive’s employment is terminated without cause, other than due to death, disability, or retirement or the executive terminates his employment for good reason, in either case within two years after a change of control, the relevant executive will be entitled to receive the severance benefits described below. “Good reason” includes an adverse change in the relevant executive’s status or position, decrease in base salary, relocation, or our failure to continue in effect any compensation or benefit plan.

The severance benefit entitlements under the change of control agreement include:

•	a lump-sum cash payment, in an amount equal to two times base salary for Messrs. Frazier, Nelsen, Quibell and Wedge and one times for Dr. Williams. “Base salary” is the salary being earned either at the time of the change of control, or at the time of the termination of the relevant executive’s employment, whichever is greater;

•	a pro rata annual bonus for the fiscal year of termination calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at the level equal to the performance achieved through the date of termination or, if greater, the pro rata amount of any performance bonus that the relevant executive is guaranteed to receive for the fiscal year;

•	an amount equal to two times for Messrs. Frazier, Nelsen, Quibell and Wedge and none for Dr. Williams, the relevant executive’s annual bonus for the fiscal year of termination, calculated as if our financial performance targets for that fiscal year were deemed to be satisfied at a level equal to the performance achieved through the date of termination or, if greater, any performance bonus that the relevant executive is guaranteed to receive for that fiscal year;

•	continued coverage under our welfare plans for up to twenty-four months in the case of Messrs. Frazier, Nelsen, Quibell and Wedge and none for Dr. Williams; and

•	the immediate vesting and exercisability of the respective executive’s stock options for two years following termination of the executive’s employment.

Each change of control agreement provides that the relevant executive will be reimbursed for any federal excise taxes imposed on payments that constitute excess “golden parachute payments.”

A “change of control” occurs for the purposes of the change of control agreements if:

•	any person or group unaffiliated with us acquires securities representing more than thirty percent (30%) of our shareholder voting power;

•	a merger or consolidation involving us is consummated and results in less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity being owned by our then existing stockholders;

•	we sell substantially all of our assets, or substantially all of the assets of Danka Holding Company, or in the case of Peter Williams, Danka Europe, to a person or entity which is not our wholly-owned subsidiary or any of our affiliates; and

•	during any period of two consecutive years, individuals who, at the beginning of such period, constituted our board of Directors cease to constitute at least a majority of our board of Directors, unless the election or nomination for election for each new Director was approved by the vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such two-year period.

Each change of control agreement will remain in effect until the time that the relevant executive is terminated in circumstances which do not entitle the executive to severance payments under his agreement. The change of control agreements will not expire earlier than two years after the effective date of any change of control.

Employment Agreements—Current Employees

A.D. Frazier—See Remuneration Report above.

Edward K. Quibell

Mr. Quibell has an employment agreement with Danka Office Imaging Company, Danka Business Systems PLC and Danka Holding Company. The employment agreement provides for:

•	an annual base salary of not less than $325,000;

•	initial bonus of $50,000 and a relocation bonus of $200,000 if Mr. Quibell relocates within the first twelve months of employment;

•	an annual target bonus based on individual and corporate performance of up to 67% of base salary;

•	eligibility for additional bonuses based on our performance bonus plan;

•	stock option grants consistent with Mr. Quibell’s position;

•	a guaranty whereby the Company shall guarantee a minimum of $750,000 value creation on vested, exercisable stock after three years of employment; and

•	payment of other vested benefits due to Mr. Quibell under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Quibell’s employment is terminable by either party upon 60 days’ written notice, in the case of termination without cause. In the event that Mr. Quibell’s employment is terminated other than by reason of his death or by us for cause, we will be required to provide Mr. Quibell with:

•	a termination payment equal to twice base salary payable over twelve months;

•	a proportionate amount of any performance bonus that would have been payable to the relevant executive for the fiscal year in which termination occurs;

•	medical, hospitalization, life and other insurance benefits for the relevant executive and his family for up to two years after the termination date;

•	immediate vesting of stock options with a two year exercise period; and

•	other vested benefits payable to the relevant executive under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Quibell is required to comply with worldwide non-compete and confidentiality provisions for two years following termination of employment.

Peter Williams

Dr. Williams has an employment agreement with Danka Business Systems PLC. Each agreement provides for:

•	a minimum annual base salary;

•	an annual target bonus of £100,000 pounds for achieving certain financial and performance targets as determined by the Compensation Committee of the Board;

•	stock option grants consistent with the relevant executive’s position; and

•	payment of other vested benefits due to the executive under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Dr. Williams’ employment agreement is dated July 23, 2001 and provides for an annual base salary of not less than £100,000.

In the event that Dr. Williams’ employment agreement is terminated other than by us for cause or by reason of the relevant executive’s death, we must provide the executive with:

•	a termination payment in an amount equal to one times base salary. The termination payment is payable in installments over a twelve month period;

•	a proportionate amount of any performance bonus that would have been payable to the relevant executive for the fiscal year in which termination occurs;

•	immediate vesting of stock options with a two year exercise period; and

•	other vested benefits payable to the relevant executive under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Dr. Williams’ employment agreement requires him to comply with worldwide non-compete and confidentiality provisions for up to one year following termination of employment.

Employment Agreements—Former Employees

Todd Mavis—See Remuneration Report above

Michael C. Wedge

Mr. Wedges’s employment was terminable by either party upon 60 days’ written notice, if without cause. As Mr. Wedge’s employment was terminated other than by reason of his death or by the Company for cause, the Company has provided Mr. Wedge with:

•	a termination payment, in an amount equal to twice his base salary, payable in installments over a twenty-four month period;

•	a proportionate amount of the performance bonus that was payable to him for the financial year in which termination occurred;

•	immediate vesting of share options with a one year exercise period; and

•	other vested benefits payable to him under the terms of any deferred compensation, retirement, incentive or other benefit plan.

Mr. Wedge is also required to comply with worldwide non-compete and confidentiality provisions for twelve months following termination of employment.

Mr. Wedge and the Company also entered into a change of control agreement on 14th March, 2006, which provided that, if Mr. Wedge’s employment with the Company is terminated without cause (except in certain circumstances) or he terminates his employment for “good reason”, in either case within two years after a “change of control”, then Mr. Wedge will be entitled to receive certain benefits. Under the terms of the separation agreement referred to above, no payments will be due to Mr. Wedge in the event of a change of control.

PERFORMANCE GRAPH

COMPARISON OF FIVE (5) YEAR CUMULATIVE TOTAL RETURN* AMONG DANKA BUSINESS SYSTEMS PLC,** S&P 500 INDEX AND PEER GROUP***

Assumes $100 invested on April 1, 2001 in Danka Business Systems PLC, S&P 500 Index and a peer group. Comparison is made for the five (5) year period from March 31, 2001 to March 31, 2006, with the base measurement point fixed at the close of trading on March 31, 2001. Danka’s fiscal year ends on March 31.

*	Total return assumes reinvestment of any dividends for all companies considered within the comparison and is based on the current four-to-one ratio of our ordinary shares to each American Depositary Share.

**	Assumes investment in our American depositary shares traded on the NASDAQ SmallCap Market.

***	The peer group consists of Xerox Corp., Ikon Office Solutions Inc. and Global Imaging Systems, Inc., all of which are engaged in the photocopier and office imaging business.

Note:   The performance shown on the graph above is not necessarily indicative of future ordinary share or American Depositary Share price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2006, the Company entered into an outsourcing agreement with Gevity HR, Inc. for Human Resource services. Erik Vonk, a Director, is currently the Chairman and Chief Executive Officer of Gevity. During fiscal year 2006, the charges for these services were $1.5 million. The Company has determined that Mr. Vonk remains an independent Director in accordance with the rules of the SEC and NASDAQ. In addition, A.D. Frazier who was appointed Chief Executive Officer and Chairman of the Board of Directors of the Company on March 15, 2006 was a Director of Gevity until May 18, 2006.

Future relationships and transactions, if any, with affiliated parties will be approved by a majority of our independent outside Directors and our Audit Committee and will be on terms no less favorable to us than those that could be obtained from unaffiliated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of Forms 3, 4, and 5 furnished to Danka or written representations from certain persons that no Forms 5 were required for those persons, we believe that during our 2006 fiscal year, all filing requirements under Section 16(a) of the Exchange Act applicable to our Directors, officers and 10% beneficial owners were timely satisfied.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We understand the need for Ernst & Young LLP (“E&Y”), to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of E&Y, our Audit Committee has restricted the non-audit services that E&Y may provide to us primarily to tax services; merger and acquisition due diligence, audit services and audit-related services. It is also the committee’s goal that the fees which the Company pays E&Y for non-audit services should not exceed the audit fees paid to E&Y, a goal which the Company achieved in 2006.

The Audit Committee has also adopted policies and procedures for pre-approving all audit and non-audit work performed by E&Y. Specifically, the committee has pre-approved the use of E&Y for detailed, specific types of services within the following categories of non-audit services: tax services, employee benefit plan audits, and reviews and procedures that the Company requests E&Y to undertake to provide assurances of accuracy on matters not required by laws or regulations. In each case, the committee has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement.

The aggregate fees billed for professional services by E&Y in fiscal years 2006 and 2005 were:

	(in thousands)
	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$7,558	$8,366
Audit-Related Fees	35	135
Tax Fees (1)	481	2,550
All Other Fees	7	16

Total	$8,081	$11,067

(1)	This amount includes fees and expenses related to assistance with periodic tax filings; federal, state, local and foreign tax audits; corporate restructuring advice; and other tax related projects.

REPORT OF THE AUDIT COMMITTEE

Our Board of Directors adopted a written charter for our Audit Committee on October 29, 2003 and adopted the updated and revised charter on 17th May, 2005. A copy of the charter can be found on our website at: http://www.danka.com.

Our Audit Committee consists of three Directors. Mr. Riddle, Dr. Daly and Mr. Downes are independent Directors for the purposes of the National Association of Securities Dealers’ (“NASD”) listing standards.

Our Audit Committee has reviewed and discussed the audited financial statements for our 2006 fiscal year with management and with Ernst & Young. Specifically, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as may be modified or supplemented, which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Audit Committee has considered whether Ernst & Young’s provision of non-audit services to the Company is compatible with maintaining Ernst & Young’s independence. Additionally, the Audit Committee has discussed with Ernst & Young the issue of its independence from the Company.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Signed on behalf of the Audit Committee by

David J. Downes (Chairman)

Kevin C. Daly

J. Ernest Riddle

NO DISSENTERS’ OR APPRAISAL RIGHTS

Ordinary shareholders, convertible participating shareholders and holders of American Depositary Shares do not have any rights of appraisal or similar rights of dissenters, regardless of whether they vote for or against any resolutions being proposed at our 2006 Annual General Meeting.

SHAREHOLDER PROPOSALS

FOR PRESENTATION AT THE 2007 ANNUAL GENERAL MEETING

If an ordinary shareholder, convertible participating shareholder or a holder of American Depositary Shares desires to present a proposal for action at the Annual General Meeting to be held in 2007, and the proposal conforms to the rules and regulations of the Securities and Exchange Commission and is in accordance with other U.S. federal laws and English law, we must have received the proposal by August 17, 2007 to be considered timely and be included in our proxy statement and proxy for the 2007 Annual General Meeting. This requirement is without prejudice to the rights under the United Kingdom Companies Act of ordinary shareholders and convertible participating shareholders to propose resolutions that may properly be considered at the 2007 Annual General Meeting.

OTHER BUSINESS

Under our Articles of Association, an ordinary shareholder or convertible participating shareholder can present other business at an annual meeting, including the nomination of candidates for Director, only if written notice of the business or candidates is received 48 hours before the meeting. There are other procedural requirements in the Articles of Association pertaining to shareholder proposals and Director nominations. Any shareholder may obtain a copy of the Articles of Association without charge by writing to us.

Except as set out in this proxy statement, our board is not aware of any matters that will be presented for consideration at the Annual General Meeting. If any other matters are properly brought before the Annual General Meeting including by means of amendment to any resolution, the person named in any proxy submitted by a shareholder may vote as to any such matter as he or she deems fit.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or from us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Computershare Investor Services Plc, P.O. Box 82, The Pavilions, Bridgwater Road, Bristol, BS99 7NH, for Ordinary Shares, or, for American Depositary Shares, to ADS Depositary, Bank of New York, ADS Division, 101 Barclay Street, New York, NY 10286

By order of the Board of Directors

DANKA BUSINESS SYSTEMS PLC

Paul G. Dumond,
Company Secretary

Dated: November 20, 2006

DANKA BUSINESS SYSTEMS PLC

ANNUAL GENERAL MEETING – PROXY FORM

Ordinary Shareholders

I/We: (full name(s) in block capital letters please)

of (address) being (a) member(s) of the above-mentioned Company, hereby appoint the Chairman of the Annual General Meeting/or as my/our proxy to vote for me/us on my/our behalf at the Annual General Meeting of Danka Business Systems PLC (“Danka”) to be held at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS at 2 p.m. London time on 19th December, 2006 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Annual General Meeting. I/We request such proxy to vote on the following resolutions as indicated below:

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.		For	Against
1. To re-elect A.D. Frazier as a Director
2. To re-elect Jaime W. Ellertson as a Director
3. To re-elect J. Ernest Riddle as a Director
4. To re-appoint the auditors and authorise the Board of Directors, or a duly appointed committee thereof, to fix their remuneration
5. To approve the Directors’ Remuneration Report for the year ended 31st March, 2006

Dated: 2006

Signed:

Notes:

1.	To be effective this form must be deposited with Danka’s Registrars, Computershare Investor Services PLC, PO Box 1075, Bristol BS99 3FA not later than 2 p.m. London time on 15th December, 2006, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971. Members who are not resident in the United Kingdom will need to attach appropriate postage to the reverse of this card in order to ensure that their form is received in time.
2.	Where the member is a corporation, this form must be executed under seal or by an officer or attorney duly authorized by the corporation.
3.	In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.
4.	A member may appoint one or more proxy(ies) of his own choice in which case the words “the Chairman of the Annual General Meeting/or” should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of Danka.
5.	Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

DANKA BUSINESS SYSTEMS PLC

ANNUAL GENERAL MEETING—PROXY FORM

6.50% Senior Convertible Participating Shareholders

I/We: (full name(s) in block capital letters please)

of (address) being (a) member(s) of the above-mentioned Company, hereby appoint the Chairman of the Annual General Meeting/or as my/our proxy to vote for me/us on my/our behalf at the Annual General Meeting of Danka Business Systems PLC (“Danka”) to be held at the Office of Weber Shandwick Square Mile, Fox Court, 14 Gray’s Inn Road, London WC1X 8WS at 2 p.m. London time on 19th December, 2006 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Annual General Meeting. I/We request such proxy to vote on the following resolutions as indicated below:

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.		For	Against
1. To re-elect A.D. Frazier as a Director
2. To re-elect Jaime W. Ellertson as a Director
3. To re-elect J. Ernest Riddle as a Director
4. To re-appoint the auditors and authorize the Board of Directors, or a duly appointed committee thereof, to fix their remuneration
5. To approve the Directors’ Remuneration Report for the year ended 31st March, 2006

Dated: 2006

Signed:

Notes:

1.	To be effective this form must be deposited at the Company’s registered office, 107 Hammersmith Road, London W14 0QH not later than 2 p.m. London time on 15th December, 2006, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.
2.	Where the member is a corporation, this form must be executed under seal or by an officer or attorney duly authorized by the corporation.
3.	In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.
4.	A member may appoint one or more proxy(ies) of his own choice in which case the words “the Chairman of the Annual General Meeting/or” should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of Danka.
5.	Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

DANKA BUSINESS SYSTEMS PLC

Instructions to THE BANK OF NEW YORK, as Depositary

(Must be received by 5:00 P.M. Eastern Time on December 12, 2006)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on November 8, 2006 at the Annual General Meeting of Danka Business Systems PLC to be held in London, England, on December 19, 2006 in respect of the resolutions specified in the Notice of the Annual General Meeting.

NOTE:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.

DANKA BUSINESS SYSTEMS PLC

P.O. BOX 11484

NEW YORK, N.Y. 10203-0484

(Continued and to be dated and signed on the reverse side.)

[Reverse]

Resolutions	For	Against

1. To re-elect A.D. Frazier as a Director
2. To re-elect Jaime W. Ellertson as a Director
3. To re-elect J. Ernest Riddle as a Director
4. To re-appoint the auditors and authorize the Board of Directors, or a duly appointed committee thereof, to fix their remuneration
5. To approve the Directors’ Remuneration Report for the year ended 31st March, 2006

Mark box at right if an address change or comment has been noted ☐ on the reverse side of this card.

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

Dated , 2006

Signature
Votes MUST be indicated (x) in black or blue ink.

Please mark, sign, date and return the voting instruction card promptly using the enclosed envelope.